Exhibit 99.1

RiceBran Technologies Announces Agreement with LF-RB Group,
Changes to Board Composition and Management Team

John Short, Baruch Halpern, Henk Hoogenkamp and David Goldman to Continue Service as Directors

Brent Rosenthal, Beth Bronner and Ari Gendason to Join Board

Dr. Robert Smith named Chief Operating Officer, Mark McKnight takes Role as President of Contract
Manufacturing Sales, and Michael Goose to Join as President of Ingredient Sales and Marketing

SCOTTSDALE, Arizona (July 5, 2016) – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (“RiceBran” or the “Company”) today announced that it has entered into an agreement with LF-RB Management, LLC, Stephen D. Baksa, Richard Bellofatto, Edward M. Giles, Michael Goose, Gary L. Herman, Larry Hopfenspirger and Richard Jacinto II (collectively, the “LF-RB Group”). The LF-RB Group beneficially owns approximately 9.0% of the Company’s outstanding stock.

As reported on June 28, 2016, the independent inspector of elections at the Company’s 2016 Annual Meeting of Shareholders determined that the incumbent Board received more than 5.2 million votes and LF-RB Group’s proposed slate of directors received 3.2 million votes. In the interest of its shareholders, the Company negotiated a comprehensive agreement with the LF-RB Group and made changes it sees as beneficial to our shareholders and the Company’s ultimate goal of building shareholder value.

Pursuant to terms of the agreement, the Company’s Board of Directors (the “Board”) was reconstituted to comprise John Short, Baruch Halpern, Henk Hoogenkamp, and David Goldman, who are continuing directors, and Brent Rosenthal, Beth Bronner, and Ari Gendason, who were designated by the LF-RB Group. The new Board members have significant experience in the food industry, finance and capital markets. Further biographical information about the new Board members is provided below.

Under the agreement, the Board will appoint Mr. Rosenthal as Chairman of the Board of Directors, Mr. Goldman as Chairman of the Audit committee and Ms. Bronner as Chairman of the Compensation Committee. In addition, Messrs. Rosenthal, Gendason, Hoogenkamp and Goldman will become members of the Nominating and Governance Committee, and Messrs. Rosenthal and Hoogenkamp will serve as Co-Chairmen of such committee.

At the same time, the Company has restructured its Senior Management team and added new talent in order to focus on high margin sales opportunities in the food ingredient space. Dr. Robert Smith has been named Chief Operating Officer, Mark McKnight has taken the role of President of Contract Manufacturing Sales and Michael Goose will join the Company’s senior management team as President of Ingredient Sales and Marketing. Mr. Goose is a new products innovator with significant consumer packaged goods experience, and a proven track record in developing business at The Hain Celestial Group.

RiceBran Technologies believes these changes will enhance its ability to focus on the substantial opportunities that exist in the rapidly growing natural, organic and functional food markets, both domestically and internationally.

John Short, Chief Executive Officer of the Company, commented: “On behalf of RiceBran Technologies, I welcome Brent, Beth and Ari as new independent directors of the Board. We expect to benefit from their business experience and industry contacts as we continue to execute the Company’s strategy to drive enhanced value for shareholders by converting feed to food and attacking the rapidly growing market for natural, organic and functional foods. We are also very excited that Michael Goose will be joining our senior management team to drive sales and marketing of our high margin human and functional food ingredients. I want to thank our departing directors Robert Schweitzer, Peter Woog and Marco Galante for their years of distinguished service and contributions.”

Gary L. Herman, managing member of the LF-RB Group, added: “The LF-RB Group is confident that its three director designees and President of Ingredient Sales and Marketing will work collaboratively with the continuing directors in order to drive the Company toward an exciting new phase of growth and prosperity.”

Brent Rosenthal, newly appointed Chairman of the Board, added: “The reconstituted board effectively positions RiceBran to execute the Company’s business strategy and maximize long term shareholder value. We look forward to helping RiceBran Technologies capitalize on the prevailing trends of the consumer migration to healthy and natural products.”

Vinson & Elkins L.L.P. and Weintraub Tobin Chediak Coleman Grodin Law Corporation are serving as legal counsel to the Company. Pepper Hamilton LLP is serving as legal counsel to the LF-RB Group.

About Brent Rosenthal

Mr. Rosenthal is a Partner with affiliates of W.R. Huff Asset Management Co., LLC, where he has been employed since 2002. He has served as a Member of the board of directors of comScore since February 2016 and has been a Special Advisor to the board of directors of Park City Group, a food safety and supply chain software company, since November 2015. Mr. Rosenthal also serves on the boards of directors of two privately-held branded Hispanic food companies. Previously Mr. Rosenthal served as a member of the board directors of Rentrak from 2008 to 2016 and as the Non-Executive Chairman from 2011 to 2016.

About Beth Bronner

Ms. Bronner is Managing Director at Mistral Equity Partners, a private equity firm specializing in the consumer and food sector. Ms. Bronner is a recognized senior business leader with a track record of delivering strong revenue and market share growth for marquee brands. Ms. Bronner served on the Board of Directors of The Hain Celestial Group (NASDAQ:HAIN) from 1993-2010. Ms. Bonner also served on the Board of Directors of Jamba, Inc. from 2009-2012. At Revlon, she was President of Revlon Professional, North America. At Sunbeam, she was President of the Health Division. At AT&T, she was Vice-President, Consumer Market/Business Markets. At Citibank, she was Senior Vice President & Chief Marketing Officer of the Consumer/Retail business. Ms. Bronner has also served as Global Chief Marketing Officer of Beam Spirits and Wine.

About Ari Gendason

Mr. Gendason is Senior Vice President, Corporate Investments of Continental Grain Company, a global food and agriculture company. He has been with Continental Grain Company since 2004. Mr. Gendason was formerly an Associate at VantagePoint Venture Partners; an Associate at Greenbridge Capital; an Associate at RSL Communications; and an Investment Banking Analyst at CIBC Oppenheimer.

About Michael Goose

Mr. Goose has over 13 years of consumer package goods experience as a new product innovator and leader. Mr. Goose has held numerous positions at The Hain Celestial Group (NASDAQ:HAIN) from 2002 until 2014, with the latest being Director of Marketing for Strategic Brands, where he was responsible for over 1000 different SKUs.

About RiceBran Technologies

RiceBran Technologies is a packaged functional food, functional food ingredient, human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from traditional and organic rice bran. RiceBran Technologies has proprietary and patented technology that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious packaged functional foods, functional food ingredients, human food ingredients and animal nutrition products. Our target markets are retailers, brand owners, wholesalers and manufacturers of packaged functional foods, functional food ingredients, human food ingredients and animal nutrition products, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Contacts:

Investors:
Ascendant Partners, LLC
Fred Sommer, 732-410-9810
fred@ascendantpartnersllc.com

Media:
ICR
Phil Denning, 646-277-1258
Phil.Denning@icrinc.com
or
Jason Chudoba, 646-277-1249
Jason.Chudoba@icrinc.com